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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
OCTOBER 31, 2003

PRUDENTIAL FINANCIAL (LOGO)

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WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------

Dear Interest Holder:
Enclosed is the report for the period from September 27, 2003 to October 31, 2003 for World Monitor Trust II--Series D ('Series D'). The net asset value of a unit as of October 31, 2003 was $115.81, an increase of 4.93% from the September 26, 2003 value of $110.36. The calendar year-to-date return for Series D was an increase of 24.30% as of October 31, 2003.

The estimated net asset value per interest as of November 27, 2003 was $115.67. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ----------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from September 27, 2003
  to October 31, 2003
Revenues:
Realized gain on commodity
  transactions......................   $  245,186
Change in unrealized commodity
  positions.........................    1,286,005
Interest income.....................       20,758
                                       ----------
                                        1,551,949
                                       ----------
Expenses:
Commissions.........................      130,724
Incentive fees......................      298,414
Management fee......................       27,526
Other transaction fees..............        3,097
Other expenses......................       13,416
                                       ----------
                                          473,177
                                       ----------
Net gain............................   $1,078,772
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from September 27, 2003
  to October 31, 2003
                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (198,258.282
  interests)...............  $21,880,709   $ 110.36
Net gain...................    1,078,772
Redemptions................      (69,949)
                             -----------
Net asset value at end of
  period (197,651.250
  interests)...............  $22,889,532     115.81
                             -----------
                             -----------
Change in net asset
  value per interest....................   $   5.45
                                           --------
                                           --------
Percentage change.......................       4.94%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                              --------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer